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                               Exhibit 10.8(f)(i)



                                                              September __, 1998


Mr. David L. Hahn
19 Jones Lane
Lloyd Harbor, New York   11743

Dear Mr. Hahn:

         This letter will confirm the agreement between you and Ogden Corporation (the "Company") that, effective as of October 1, 1998, the Employment Agreement between you and the Company, dated as of December 1, 1995 (the "Employment Agreement") is hereby amended as follows, all other terms and conditions of the Employment Agreement remain unchanged and in full force and effect:

         I.       The first sentence only of Paragraph 1. (b)
                  Employment/Capacity/Term. of the Employment Agreement is hereby amended to read as follows, all other terms of Paragraph 1. remain unchanged and in full force and effect:

                  "(b) Such employment shall commence on October 1, 1998 and shall continue through September 30, 1999 and from year to year thereafter subject to the right of the Employee or the Company to terminate such employment as of October 1, 1999, or any subsequent October 1, by written notice given to the other party at least sixty (60) days prior to such termination date stating an intention to so terminate such employment".

         II. Paragraph 4. (a) Salary/Bonus/Other Benefits of the Employment Agreement is hereby amended to read as follows, all other terms of Paragraph 4. remain unchanged and in full force and effect:

                   "(a) an annual salary payable in equal monthly or bi-weekly installments, in the amount of Three Hundred Thousand Dollars ($300,000) or in such greater amount as may from time to time be fixed by the Board of Directors of the Company".

         III. Paragraph 8. Severance Pay. of the Employment Agreement is hereby amended in its entirety to read as follows:

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                  "8.      Severance Pay.

                  (A) If the Company gives notice to terminate in accordance with Paragraph 1. (b) of this Agreement or if the employment of the Employee is terminated at any time (i) by the Employee for Good Reason (as defined in Paragraph 9.), or (ii) by the Company for any reason other than for Cause (as hereinafter defined), the Company will be obligated to pay the following amounts to the Employee (the "Severance Pay"):

                           (i) Earned But Unpaid Compensation. The Company shall pay Employee any accrued but unpaid base salary for services rendered to Employee's termination date, any accrued but unpaid expenses required to be reimbursed under this Agreement and any vacation accrued to Employee's termination date.

                           (ii) Lump Sum Payment. The Company shall pay Employee an amount equal to the product of five times the sum of (a) and (b) below:

                                    (a)     Employee's annualized base salary at
                                            the highest annual rate in effect at
                                            any time prior to the Employee's
                                            termination date; and

                                    (b)     The highest amount of annual bonus
                                            payable to Employee at any time
                                            prior to the Employee's termination
                                            date.

                                    (c)     The foregoing amount will be paid to
                                            Executive (less required withholding
                                            taxes) in a single lump sum payment
                                            within 30 business days after the
                                            Termination Date or, at the election
                                            of the Employee such amount shall be
                                            paid in sixty (60) equal monthly
                                            payments, with the first payment
                                            commencing on the Termination Date.

                           (iii) Other Benefits. Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

                           (iv) No Mitigation Required. Except as otherwise provided herein, Employee shall not be required to mitigate the amount of any compensation provided for under this Section
                                    8. by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Employee as the result of employment with another employer after the Employee's termination date or by any other compensation.

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                           (v)      Non-Competition Covenant Does Not Apply. The
                                    restrictive covenant prohibiting competitive activity set forth in Section 13. below shall not be applicable to Employee and shall be null and void.

                           (vi) No Other Benefits or Compensation. Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan, applicable to Employee at the time of Employee's termination or resignation of employment, Employee shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future period after such termination or resignation.

         (B) No Severance Pay will be required if the employment of the Employee is terminated by the Company for Cause (as hereinafter defined) or by the Employee (other than for Good Reason as defined in Paragraph 9) or if the Employee gives notice to terminate in accordance with Paragraph 1. The Severance Pay provided herein is provided in order to reinforce and encourage the continued loyalty, attention, and dedication of the Employee to the Company's business and affairs without the concerns which normally arise from the possibility of a loss of employment security. As used herein, the terms "Retirement" and "Cause" shall have the following meanings, respectively:

                           (a)       Retirement.

                                    Termination of the Employee's employment on account of "Retirement" shall mean termination on or after the Employee's normal retirement date in accordance with the terms of the Ogden 401(k) Plan; and

                           (b)       Cause.

                                    Termination by the Company of the Employee's employment for "Cause" shall mean termination as a result of (i) the willful and continued failure by the Employee to perform substantially the services contemplated by this Agreement (other than any such failure resulting from the Employee's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by a member or representative of the Board of Directors of the Company which specifically identifies the manner in which it is alleged that the Employee has not substantially performed such services, or
                                    (ii) the willful engaging by the Employee in gross misconduct which is materially and demonstrably injurious to the Company; provided that, no act, or failure to act, on the Employee's part shall be considered "willful" unless done, or omitted to be done, in bad faith and without

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                                    reasonable belief that such action or
                                    omission was in, or not opposed to, the best interests of the Company."

         (IV) Paragraph 9. Termination by the Employee for Good Reason of the Employment Agreement is amended by adding the following Subparagraph (e) thereto, all other terms of Paragraph 9. remain unchanged and in full force and effect:

                           "(e) any "Change in Control" of the Company as
                  defined in Appendix A to this Agreement".


AGREED AND ACCEPTED                                Very truly yours,

                                                   Ogden Corporation

                     Date: September __, 1998      By

/s/ David L. Hahn                                  /s/ R. Richard Ablon
--------------------                               -----------------------
David L. Hahn                                      Chairman of the
                                                   Board, President and
                                                   Chief Executive
                                                   Officer


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                                   APPENDIX A

                         DEFINITION OF CHANGE IN CONTROL


The following definition of Change in Control shall apply for purposes of Paragraph 9.(e) of the Employment Agreement:

Change in Control. Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a) Any person, or more than one person acting as a group (within the meaning of the Securities Exchange Act of 1934), other than a trustee or other fiduciary holding securities under an employee benefit plan sponsored by the Company, becomes the beneficial owner, directly or indirectly, of securities of the Company, representing more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities;

(b) Individuals who, as of May 20, 1998, constitute the Board of Directors of the Company (the Incumbent Board) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to May 20, 1998, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(c) The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all of the Company's assets; or
         (iii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent (75%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.